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                                                               EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION
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                          OF FOX KIDS WORLDWIDE, INC.


     FIRST: The name of the Company is FOX KIDS WORLDWIDE, INC.
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     SECOND:  The address of the registered office of the Company in the State
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of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent,
19901. The name of its registered agent at that address is National Corporate Research, Ltd.

     THIRD:  The purpose of the Company is to engage in any lawful act or
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activity for which a corporation may be organized under the Delaware General
Corporation Law (the "DGCL").

     FOURTH:  This Company is authorized to issue one class of shares designated
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"Common Stock," par value $0.001 per share.  The number of shares of Common
Stock authorized to be issued is 1,000.

     FIFTH:  The following provisions are inserted for the management of the
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business and the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:

          a. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors.

          b. All actions of the Board of Directors (including, but not limited to, interested party transactions, financing transactions, mergers and acquisitions, changes in executive officers, director nominations and committee appointments) will require the vote of at least 75% of the then duly elected and acting members of the Board of Directors. Interested directors will be counted and may cast votes.

          c. The directors shall have concurrent power with the stockholders to adopt, amend, or repeal the Bylaws of the Company.

          d. The number of directors of the Company shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Company. Election of directors need not be by written ballot unless the Bylaws so provide.

          e. No director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
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          f.   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall
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invalidate any prior act of the directors which would have been valid if such
Bylaws had not been adopted.

     SIXTH:  The Company shall, to the fullest extent permitted by the
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provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all directors and officers whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights of which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Company existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

     SEVENTH:  Meetings of stockholders may be held within or without the State
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of Delaware, as the Bylaws may provide. The books of the Company may be kept
(subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Company.

     EIGHTH:  The Company reserves the right to amend, alter, change or repeal
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any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed in this Certificate of Incorporation, the Bylaws of the Company or the laws of the State of Delaware, and all rights herein conferred upon stockholders are granted subject to such reservation.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Incorporation to be duly executed this 26th day of August, 1996.



                              /s/ Linda M. Giunta
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                              Linda M. Giunta
                              Incorporator

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